Exhibit 5.1

Borqs Technologies, Inc.

Building B23-A,

Universal Business Park

No. 10 Jiuxianqiao Road

Chaoyang District, Beijing 100015,

China

14 September 2018

Dear Sirs

Borqs Technologies, Inc.

We have acted as British Virgin Islands legal advisers to Borqs Technologies, Inc. (the “Company”) in connection with the Company’s registration statement on Form S-1 including all amendments or supplements thereto, (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended to date, relating to (a) the offering, issuance and sale by the Company of up to US$2,496,231 of its ordinary shares of no par value (the “Offer Shares”), (b) the offering and sale by certain participating shareholders as identified therein (the “Participating Shareholders”) of up to US$7,503,769 of the ordinary shares of the Company of no par value (the “Participating Shares”), (c) the resale by certain selling shareholders as identified therein (the “Selling Shareholders”) of up to 1,807,823 ordinary shares of the Company of no par value (the “Selling Shares”), (d) the issue and sale of warrants by the Company for the purchase of an aggregate of 4% of the ordinary shares in the Company being sold in the Proposed Sale (as defined below) (the “Warrant Shares”), and (e) the grant of an option by the Company for the purchase of up to an additional 15% of the ordinary shares in the Company being sold in the Proposed Sale (the “Option Shares”, together with the Offer Shares, the Selling Shares, and the Warrant Shares, the “Shares”) (collectively the “Proposed Sale”).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 27 August 2018, including the Company’s Certificate of Incorporation and its Memorandum and Articles of Association (the “Memorandum and Articles”).

1.2	The minutes of a meeting of the board of directors of the Company held on 6 February 2018 (the “Resolutions”).

1.3	A certificate from a Director of the Company addressed to this firm, a copy of which is attached hereto (the “Director’s Certificate”).

1.4	A certificate of good standing dated 27 August 2018, issued by the Registrar of Companies in the British Virgin Islands (the “Certificate of Good Standing”).

1.5	The Registration Statement.

1.6	The document sent to us on 19 July 2018 by the Company to us as the register of members of the Company (the “Register of Members”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy of the Register of Members, the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) of the British Virgin Islands (the “Act”), is in good standing at the Registry of Corporate Affairs and validly exists under the laws of the British Virgin Islands.

3.2	The Company is authorised to issue an unlimited number of ordinary and preferred shares of no par value.

3.3	The issue and allotment of the Offer Shares offered by the Company pursuant to the Proposed Sale have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, such Offer Shares will be legally issued and allotted, fully paid and non-assessable.

3.4	The issuance by the Company of the Participating Shares offered by the Participating Shareholders pursuant to the Proposed Sale was duly authorised by the Company and the Participating Shares are fully paid and non-assessable.

3.5	The issuance by the Company of the Selling Shares offered by the Selling Shareholders pursuant to the Proposed Sale was duly authorised by the Company and the Selling Shares are fully paid and non-assessable.

3.6	The issue and allotment of the Warrant Shares offered by the Company pursuant to the Proposed Sale have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, such Warrant Shares will be legally issued and allotted, fully paid and non-assessable.

3.7	The issue and allotment of the Option Shares offered by the Company pursuant to the Proposed Sale have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, such Option Shares will be legally issued and allotted, fully paid and non-assessable.

3.8	The statements under the caption “Taxation” in the offering prospectus forming part of the Registration Statement on Form S-1 filed by the Company, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members (shareholders). Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

In this opinion the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading, “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Encl

Director’s Certificate

Borqs Technologies, Inc.

Building B23-A,

Universal Business Park

No. 10 Jiuxianqiao Road

Chaoyang District, Beijing 100015, China

28 August 2018

To:	Maples and Calder (Hong Kong) LLP
53rd Floor, The Center
99 Queen’s Road Central
Hong Kong

Dear Sirs

Borqs Technologies, Inc. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the “Opinion”). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company registered on 18 August 2017 remain in full force and effect and are unamended.

2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles of the Company, including as to the disclosure of any director’s interests in the Transaction Documents, and have not been amended, varied or revoked in any respect. The issue and allotment of the Offer Shares, the Warrant Shares and the Option Shares pursuant to the Proposed Sale is appropriate to fulfill the intent of the Resolutions and shall not cause any restriction or limitation set out in the Resolutions to be exceeded.

3	The members of the Company (the “Members”) have not restricted or limited the powers of the directors of the Company in any way.

4	The directors of the Company at the date of the resolutions are as follows:

Pat Sek Yuen Chan

Yaqi Feng

Joseph Wai Leung Wong

Jason Zexian Shen

Eric Tao

Honghui Deng

Bill Huang

5	There is nothing contained in the Company’s register of members, minute book or other corporate records, which you have not inspected, which would or might affect the Opinion.

6	All of the Selling Shares are fully paid and non-assessable.

7	The issuance of the Selling Shares by the Company was duly authorised.

8	Prior to, at the time of, and immediately following execution of the Transaction Documents the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the Transaction Documents relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the Transaction Documents for proper value, not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

9	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

10	Each director of the Company considers the transactions contemplated by the Transaction Documents to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Pat Sek Yuen Chan
Name:	Pat Sek Yuen Chan
Title:	Director, CEO and Chairman

4